LOGITECH INTERNATIONAL S.A. ARTICLES OF INCORPORATION TITLE I CORPORATE NAME – REGISTERED OFFICE – PURPOSE – DURATION Article 1 There exists under the corporate name "Logitech International S.A." a corporation (société anonyme) governed by these Articles of Incorporation and by Title twenty-six of the Swiss Code of Obligations (the "CO"). The duration of the Company shall be indefinite. The registered office is in Hautemorges. Article 2 The Company shall be a holding company with the purpose of coordinating the activities of various Swiss and foreign subsidiaries of the Logitech group. In addition, it shall have as a purpose the acquisition and management of shareholdings in other companies, and in particular the acquisition, holding and/or assignment of shareholdings in other commercial, industrial, financial or real property companies and enterprises, in Switzerland or abroad, directly or indirectly, in its own name and for its own account, or for the accounts of third parties, as investments or for other reasons, as well as for the financing of affiliated companies. The Company may conduct, in Switzerland or abroad, any manner of activities, create branch offices, and undertake any real estate, financial or commercial operations which relate directly or indirectly to its purpose.

2 TITLE II SHARE CAPITAL AND SHARES Article 3 The share capital is fixed at CHF 42,248,535.50 (forty-two million two hundred forty-eight thousand five hundred thirty-five Swiss francs and fifty centimes), entirely paid-in. It is divided into 168,994,142 (one hundred sixty-eight million nine hundred and ninety-four thousand one hundred forty-two) registered shares with a nominal value of CHF 0.25 (twenty- five centimes) each. Article 4 The shares shall be registered. Subject to the paragraph below, the registered shares of the Company will be uncertificated securities (in terms of the Swiss Code of Obligations) and book entry securities (in terms of the Swiss Book Entry Securities Act). A shareholder registered in the Company's shareholders' register may request from the Company a statement of the shareholder's registered shares at any time. Shareholders do not have a right to the printing and delivery of share certificates. The Company may, however, print and deliver certificates for shares at any time at its option. The Company may also, at its option, withdraw uncertificated shares from the custodian system where they have been registered and, with the consent of the shareholder, cancel issued certificates that are returned to the Company. Article 5 Each share shall confer the right to a proportional part of the profit resulting from the balance sheet and the proceeds of liquidation. Shareholders shall only have those obligations specified in these Articles of Incorporation, and shall not be personally liable for the debts of the Company. Shares shall be indivisible; the Company shall recognize only one representative per share. The ownership of a share shall entail acceptance of the provisions of these Articles of Incorporation. Article 6 The Company shall maintain a share register which lists the names of the owners and beneficiaries of the shares as well as their domiciles. Only those persons entered in the share register as owners shall be deemed to be shareholders of the Company.

3 The transfer of ownership of certificated shares shall require delivery of the properly endorsed share certificate to the purchaser. The transfer of ownership of shares held as book entry securities shall be carried out according to the provisions of the Swiss Book Entry Securities Act. Registered shares not incorporated into a certificate and that are not held as book entry securities as well as the respective rights associated therewith which are not incorporated into any certificate may be transferred only by assignment. Such assignment shall be valid only if the Company has been notified thereof. Article 7 Should a shareholder change his, her or its address, such shareholder must so inform the Company. As long as a shareholder has not provided notice of a change of his, her or its address to the Company, any written communication shall be validly made to his, her or its last address entered in the share register. TITLE III THE ORGANIZATION OF THE COMPANY A. GENERAL MEETING OF SHAREHOLDERS Article 8 The general meeting of shareholders (the "General Meeting") shall be the supreme authority of the Company. It holds the inalienable rights provided by law. The General Meeting shall convene at the place designated by the Board of Directors. The Board of Directors may also decide to hold General Meetings in several locations or virtually without any physical place of meeting. One or more shareholders who represent together at least five percent of the share capital or the voting rights may demand that a General Meeting be called. One or more shareholders, who represent together shares representing at least 0.5 percent of the share capital or the voting rights may demand that an item be included on the agenda of a General Meeting. A shareholder demand to call a General Meeting and to include an item on the agenda shall be made in writing and shall describe the matters to be considered and any proposals to be made to the shareholders. Such written request shall be received by the Board of Directors at least sixty (60) days before the date proposed for the General Meeting. Article 9 General Meetings shall be called at least twenty days before the date of the meeting by a single notice published in the media specified in Article 24 below and/or by including the notice in the proxy statement pursuant to the rules of the U.S. Securities and Exchange Commission.

4 A General Meeting can alternatively be called by means of a notice sent to shareholders at the address entered in the share register. In such a case, the twenty-day notice period referred to above shall begin on the day following the date on which the notice shall have been mailed. Article 10 Each share confers the right to one vote. Article 11 Any shareholder may appoint a representative who need not be a shareholder, provided that person holds a written proxy. Members of the Board of Directors who are present shall decide whether to accept or refuse such proxies. Statutory provisions relating to the representations of shareholders by the independent proxy are reserved. Article 12 The General Meeting shall be presided over by the Chairperson of the Board of Directors or any other member of the Board of Directors. In the absence of such persons, the Chairperson shall be appointed by the General Meeting. The Chairperson of the General Meeting shall appoint the secretary of the General Meeting and the scrutineers. Article 13 In the absence of any provision to the contrary in the law or these Articles of Incorporation, the General Meeting shall take resolutions and proceed to elections by a simple majority of the votes cast. In the event of a tied vote, the vote of the Chairperson of the General Meeting shall decide. The Chairperson of the General Meeting shall determine the voting procedure.

5 B. BOARD OF DIRECTORS Article 14 The Board of Directors of the Company shall be composed of at least three members elected individually by the General Meeting for a term of office expiring after completion of the subsequent Annual General Meeting and who shall be re-eligible. The Chairperson of the Board of Directors shall also be appointed by the General Meeting for a term of office expiring after completion of the subsequent Annual General Meeting and who shall be re- eligible. Unless provided otherwise in the law or these Articles of Incorporation, the Board of Directors shall organize itself. It shall be entitled to elect one or more vice-chairpersons, who shall assume the responsibilities of the Chairperson of the Board of Directors if the latter is incapacitated. Members of the Board of Directors may enter into agreements relating to their compensation for a fixed term or for an indefinite term. Duration and termination shall comply with the term of office and the law. Article 15 The Board of Directors shall take decisions and proceed to elections by a simple majority of the votes cast. In the event of a tie vote, the vote of the Chairperson shall decide. Further details of the Board of Directors' corporate governance shall be set forth in the Company's organizational regulations. Article 16 The Board of Directors shall have the non-transferable and inalienable powers provided for under Art. 716a of the CO. It may take decisions on any matters which have not been reserved to another corporate body of the Company pursuant to the law or these Articles of Incorporation. Article 17 The Board of Directors may, in compliance with the organizational regulations, entrust the management and the representation of the Company to one or more of its members or to other natural persons who need not be shareholders (the "Management Team"). Article 17 bis No member of the Board of Directors shall assume more than ten (10) Mandates in other enterprises with an economic purpose, of which no more than four (4) may be in listed companies. In addition, members of the Board of Directors may assume up to ten (10) Mandates in charitable or similar organizations. The Chairperson of the Board of Directors must be informed of such Mandates. The term "Mandates" shall mean an activity carried out as a member of the board of directors, the executive management or an advisory board or comparable functions thereto. The limits contemplated in the preceding paragraph do not apply to Mandates: a) for companies controlled by the Company or that control the Company; and

6 b) that a member of the Board of Directors assumes at the request of the Company or of a company controlled by it. Mandates for legal entities under common control or at the request of such legal entities are counted as one single Mandate for the purpose of this Article 17 bis. Article 17 ter The Board of Directors shall establish a Compensation Committee. The Compensation Committee shall be composed of at least two members of the Board of Directors, who shall be elected individually by the General Meeting for a term of office expiring after completion of the subsequent Annual General Meeting and who shall be indefinitely re-eligible. The Chairperson of the Compensation Committee shall be appointed by the Board of Directors. The Compensation Committee shall otherwise organize itself. The Compensation Committee shall support the Board of Directors in establishing and reviewing the Company's compensation strategy, guidelines and the performance targets, as well as in preparing the proposals to the General Meeting regarding the compensation of the Board of Directors and of the Management Team. It may submit proposals to the Board of Directors in other compensation-related issues. The Board of Directors shall set out in the organizational regulations (i) for which positions of the Board of Directors and of the Management Team the Compensation Committee shall submit proposals for the compensation, and (ii) for which positions the Compensation Committee shall determine such compensation in accordance with these Articles of Incorporation and the compensation guidelines. The Board of Directors may delegate further tasks and powers to the Compensation Committee. Article 18 In countries where laws or customs require for companies that important documents, or those subject to certain conditions of form have a seal, a seal may be affixed next to the signature. The Board of Directors shall determine those seals and set the rules regarding the use thereof. C. MANAGEMENT TEAM Article 18 bis The Company or companies controlled by it may enter into agreements relating to the compensation of the members of the Management Team (the "employment agreements"). Fixed-term employment agreements shall run for a maximum period of one year. Employment agreements entered into for an indefinite period of time shall be subject to a maximum notice period of one year. Employment agreements entered into with members of the Management Team may contemplate a prohibition of competition after termination of the relevant employment agreement. The total consideration for a prohibition of competition that applies after termination of an employment agreement and expiration of the applicable notice period, if any, shall not exceed, with respect to the entire period during which the prohibition of competition applies, the average of the total

7 compensation paid or granted to the relevant member of the Management Team during the three (3) financial years immediately preceding the termination or expiration of the notice period of the employment agreement. Article 18 ter No member of the Management Team may assume more than five (5) Mandates in other enterprises with an economic purpose, of which no more than two (2) may be in listed companies. In addition, Members of the Management Team may assume up to five (5) Mandates in charitable or similar organizations. Any such Mandate shall require the approval of the Board of Directors. The term "Mandates" shall mean an activity carried out as a member of the board of directors, the executive management or an advisory board or comparable functions thereto. This restriction does not include Mandates: a) for companies controlled by the Company or that control the Company; and b) that a member of the Management Team assumes at the request of the Company or of a company controlled by it. Mandates for legal entities under common control are counted as one single Mandate for the purpose of this Article 18 ter. D. AUDITORS Article 19 The General Meeting shall appoint one or several auditors as statutory auditors. It may appoint substitute auditors. The term of office of the auditors shall be one year; it shall end after completion of the subsequent Annual General Meeting. Reappointment shall be possible. TITLE IV COMPENSATION Article 19 bis The compensation of the members of the Board of Directors who do not have delegated management responsibilities shall consist of cash payments and shares or share equivalents. The value of cash compensation and shares or share equivalents shall correspond to a fixed amount, which shall reflect the functions and responsibilities assumed. The value of shares or share equivalents shall be calculated at market value. Members of the Board of Directors who have delegated management responsibilities shall be compensated in the manner contemplated in Article 19 ter below. The Company shall reimburse the expenses incurred by the members of the Board of Directors. Expenses reimbursements are not part of the compensation.

8 Article 19 ter The principal components of the compensation of the Management Team shall be: (i) base salary; (ii) performance-based cash compensation, in the form of incentive cash payments and (iii) equity incentive awards. The base salary shall reward the relevant members of the Management Team for their individual contribution to the Company and their expected day-to-day services. The performance-based cash compensation shall take appropriate account of the achievement of the Company's, individual employees' or other performance goals. The target level of the performance- based cash compensation elements shall be determined as a percentage of the base salary. The performance-based cash compensation may amount up to a pre-determined multiplier of the target level. Its amount may also reflect an overall assessment of the relevant employee's performance or the Company's objectives. Equity incentive awards shall provide, in particular, a direct incentive for future performances and align the interest of the Management Team with those of the Company's shareholders. Equity incentive awards shall be governed by performance metrics that take into account strategic or other objectives of the Company or by reference to the duration of the relevant employee's service to the Company or companies controlled by it. The Board of Directors or, to the extent delegated to it, the Compensation Committee, shall determine performance metrics and target levels applicable to performance-based cash compensation and equity incentive awards, as well as their achievement. Compensation may be paid or granted in the form of cash, shares, other benefits or in kind; compensation to members of the Management Team may also be paid or granted in the form of financial instruments or similar units. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall decide upon each grant as well as the applicable vesting, blocking, exercise and forfeiture conditions; they may provide for continuation, acceleration or removal of vesting and exercise conditions, for payment or grant of compensation assuming target achievement or for forfeiture in the event of pre-determined events such as termination of employment or office or change of control. Compensation may be paid by the Company or companies controlled by it. Members of the Management Team may participate in share purchase plans established by the Company or companies controlled by it, under the terms of which eligible employees may allocate a portion of their compensation to the purchase of shares of the Company at a discount to market price. The Company shall reimburse the expenses incurred by the members of the Management Team. Expenses reimbursements are not part of the compensation. Article 19 quater Upon proposal of the Board of Directors, the General Meeting approves the maximum aggregate amount of the compensation of: a) the Board of Directors, for the period up to the next Annual General Meeting; and b) the Management Team, for the next business year.

9 The Board of Directors may submit to the General Meeting for approval proposals in respect of maximum aggregate amounts and/or individual compensation components for other time periods and/or propose the payment of additional amounts for special or extraordinary services of some or all of the members of the Board of Directors or of the Management Team. If the General Meeting rejects a proposal submitted by the Board of Directors, the latter shall submit an alternative proposal to the same or a subsequent General Meeting. The Company or companies controlled by it may grant or pay compensation subject to subsequent ratification at a General Meeting and claw-back by the Company in case of rejection by the General Meeting. Article 19 quinquies If the maximum aggregate amount of compensation already approved by the General Meeting is not sufficient to also cover the compensation of one or more persons who become members of the Management Team during a compensation period for which the General Meeting has already approved the compensation of the Management Team (new hire), the Company or companies controlled by it shall be authorized to pay an additional amount with respect to the compensation period(s) already approved. Such additional amount shall for each relevant compensation period not exceed: a) for the head of the Management Team (CEO), one hundred and forty percent (140%) of the (maximum) amount allocated to the CEO in the aggregate amount of maximum compensation of the Management Team last approved by shareholders at a General Meeting; and b) for any new hire of a member of the Management Team other than the CEO, one hundred and forty percent (140%) of the highest (maximum) amount allocated to a member of the Management Team other than the CEO in the aggregate amount of maximum compensation of the Management Team last approved by shareholders at a General Meeting. Article 19 sexies Subject to Article 19 quarter, paragraph 4, above, Members of the Board of Directors and the Management Team shall not receive credits or loans from the Company or from a company controlled by it. Compensation paid to members of the Board of Directors or Management Team for activities in companies that are controlled by the Company shall be permitted. This compensation shall be included in the total compensation payable to the Board of Directors or Management Team, as applicable, which shall be subject to the approval of the General Meeting. Pension contributions and benefits shall be made or provided in accordance with the regulations applicable to the pension schemes in which the Company or the companies controlled by it participate in Switzerland or abroad. TITLE V BUSINESS YEAR, ANNUAL ACCOUNTS AND ALLOCATION OF PROFITS

10 Article 20 The business year shall begin on April 1st and end on March 31st. Article 21 Five percent of the annual profits shall be allocated to the legal profit reserve until such reserve reaches twenty percent of the share capital registered with the commercial register. Should the legal profit reserve be reduced, annual profits shall be reallocated to the legal profit reserve until such reserve again reaches twenty percent of the share capital registered with the commercial register. The balance of the profits arising from the balance sheet and the repayment of the statutory capital contribution reserves shall be distributed according to the resolutions of the General Meeting, upon proposition of the Board of Directors; however, the mandatory legal provisions of the law relating to the legal reserves must be complied with. Article 22 Dividends shall be paid at the time specified by the Board of Directors. Any dividend which has not been claimed within five years of it becoming due is time-barred by statute of limitations and shall be forfeited to the Company by simple right and automatically. TITLE VI LIQUIDATION Article 23 The General Meeting shall retain its right to approve the accounts at the time of liquidation and shall have the authority to discharge the liquidators with respect to their activities in connection therewith. After payment of liabilities, the assets of the dissolved Company shall be distributed among the shareholders pro rata according to the par value of each such shareholders' shares. TITLE VII PUBLIC NOTICES – COMMUNICATIONS Article 24 Public communications by the Company shall be made in the Swiss Official Gazette of Commerce (Feuille Officielle Suisse du Commerce) and/or in the form that allows proof by text specified by the Board of Directors from time to time. Notices of General Meetings may be given solely through the notice included in the proxy statement pursuant to the rules of the U.S. Securities and Exchange Commission. TITLE VIII

11 CONDITIONAL CAPITAL AND CAPITAL BAND Article 25 By the exercise of share option or other rights granted to certain employees, officers and directors of the group according to the group's employee equity incentive plans, the share capital of the Company may be increased at most by CHF 6,250,000 (six million two hundred fifty thousand Swiss Francs) by way of the issue of 25,000,000 (twenty-five million) registered shares with a nominal value of CHF 0.25 (twenty-five centimes) each. The shareholders' preferential subscription rights shall be eliminated for such new shares. Article 26 By the exercise of conversion rights which are granted in relation with the issue of convertible bonds, the share capital of the Company shall be increased by a maximum aggregate amount of CHF 6,250,000 (six million, two hundred fifty thousand Swiss Francs) through the issuance to the holders of such bonds of a maximum of 25,000,000 (twenty-five million) fully paid-in registered shares with a nominal value of CHF 0.25 (twenty-five centimes) each. The shareholders shall not have the right to subscribe by preference for the shares issuable on conversion of the bonds. The Board of Directors may limit or withdraw the shareholders' right to subscribe for the bonds by preference for valid reasons, in particular (a) if the bonds are issued in connection with the financing or refinancing of the acquisition of one or more companies, businesses or parts of businesses, or (b) to facilitate the placement of the bonds on the international markets or to increase the security holder base of the Company. If the shareholders' right to subscribe for the bonds by preference is limited or withdrawn, the bonds must be issued at market conditions, the exercise period of the conversion rights must not exceed 7 (seven) years from the date of issuance of the bonds, and the conversion price must be set at a level that is not lower than the market price of the shares preceding the determination of the final conditions for the bonds. Article 27 The Company has a capital band ranging from CHF 38,948,989.50 (lower limit) to CHF 47,604,320.50 (upper limit). The Board of Directors shall be authorized within the capital band to (i) increase or decrease the share capital once or several times and in any amounts or (ii) acquire (including based on a share repurchase program approved by the Board of Directors) shares directly or indirectly, until September 13, 2028 or until an earlier expiration of the capital band. The capital increase or decrease may be effected (x) by issuing up to 21,423,140 fully paid-in registered shares with a nominal value of CHF 0.25 each and canceling up to 13,198,184 registered shares with a nominal value of CHF 0.25 each, as applicable, (y) by increasing or decreasing the nominal value of the existing shares within the limits of the capital band, or (z) by simultaneous decrease and re-increase of the share capital. In the event of a capital increase within the capital band, the Board of Directors shall, to the extent necessary, determine the issue price, the type of contribution (including a cash contribution, a contribution in kind, a set-off of a receivable and a conversion of freely available equity capital), the

12 date of issue, the conditions for the exercise of subscription rights and the commencement date for dividend entitlement. The Board of Directors may issue new shares by means of a firm underwriting through a financial institution, a syndicate of financial institutions or another third party and a subsequent offer of these shares to the existing shareholders or third parties (if the subscription rights of the existing shareholders have been withdrawn or have not been duly exercised). The Board of Directors is entitled to permit, to restrict or to exclude the trade with subscription rights. The Board of Directors may permit the expiration of subscription rights that have not been duly exercised, or it may place such rights or shares as to which subscription rights have been granted, but not duly exercised, at market conditions or may use such rights or shares otherwise in the interest of the Company. In the event of an issuance of shares, the Board of Directors is further authorized to withdraw or restrict subscription rights of existing shareholders and allocate such rights to third parties (including individual shareholders), the Company or any of its group companies: a) if the issue price of the new shares is determined by reference to the market price; or b) for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders; or c) for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or d) for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, including financial investors, or in connection with the listing of new shares on domestic or foreign stock exchanges; or e) for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s). After a change of the nominal value, new shares shall be issued within the capital band with the same nominal value as the existing shares. If the share capital increases as a result of an increase from conditional capital pursuant to Article 25 or Article 26 of these Articles of Incorporation, the upper and lower limits of the capital band shall increase in an amount corresponding to such increase in the share capital. In the event of a decrease of the share capital within the capital band, the Board of Directors shall, to the extent necessary, determine the use of the decrease amount. The Board of Directors shall make the necessary ascertainments and amend the Articles of Incorporation accordingly. Article 28 The total number of newly issued shares which may be issued subject to a limitation or the withdrawal of subscription rights or advance subscription rights from (i) the capital band pursuant to Article 27 of these Articles of Incorporation and/or (ii) the conditional share capital pursuant to Article 26 of these

13 Articles of Incorporation may not exceed 17,310,662 new shares with a nominal value of CHF 0.25 each. *********** These articles of incorporation were approved on June 24th, 1993, and modified on June 27th, 1996, February 13th, 1998, June 25th, 1998, June 23rd and June 29th, 2000, March 19th, 2001, May 1st, 2001, June 1st and 28th, 2001, June 26th and 27th, 2002, June 24th, 2004, June 16th, 2005, June 16th, 2006, June 19th, June 20th, 2007, September 10, 2008, September 11, 2008, September 8, 2010, September 5, 2012, December 18, 2014, September 5, 2018, September 9, 2020, September 14, 2022, September 13, 2023 and September 11, 2024. The above text is a translation of the original French articles of incorporation (statuts), which constitute the definitive text and are binding in law.